                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

TANDEM PCS INVESTMENTS, L.P.
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   (Last)                            (First)              (Middle)

c/o Capital Communications CDPQ
1981 McGill College Avenue
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                                    (Street)

Montreal, Quebec H3A 3C7, CANADA
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

12/06/99
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

AirNet Communications Corporation (ANCC)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [X]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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


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

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                                          (Over)
(Form 3-07/99)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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

Series F Senior
Convertible Preferred
Stock                    Immed.                      Common Stock          1,908,133      $.01506477    (1)            (1)
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Series G Senior
Convertible Preferred
Stock                    Immed.                      Common Stock            237,332      $.01506477    (1)            (1)
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Common Stock Warrant
(right to buy)           Immed.     6/10/09          Common Stock            163,555           $3.67    (1)            (1)
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
Explanation of Responses:

(1) The securities are owned directly by Tandem PCS Investments, L.P., a ten percent owner of the issuer, and indirectly by Live Cycles Holding Co. ("Live Cycles"), general partner of Tandem PCS Investment, L.P. Live Cycles disclaims beneficial ownership of these securities except to the extent of its pecuniary interest therein.





TANDEM PCS INVESTMENTS, LP
By: Live Cycles Holding Co., its General Partner

By: /s/ Pierre Belanger                                          12/6/99
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      **Signature of Reporting Person                              Date
        Pierre Belanger, President

    /s/ Lynn McDonald                                            12/6/99
---------------------------------------------            -----------------------
        Lynn McDonald, Vice President                              Date
          and Secretary

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

Live Cycles Holding Co.

c/o Capital Communications CDPQ
1981 McGill College Avenue
Montreal, Quebec H3A 3C7, CANADA

TANDEM PCS INVESTMENTS, L.P.

AirNet Communications Corporation (ANCC)

12/06/99

Live Cycles Holding Co.

/s/ Pierre Belanger
---------------------------------------------
Pierre Belanger, President

/s/ Lynn McDonald
---------------------------------------------
Lynn McDonald, Vice President and Secretary

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